PRIVATE OFFERING NOTICE



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                           Merrill Lynch & Co., Inc.
                             Multi-Currency Notes
                                 due May 2005
                      US$10 principal amount per security

                            Private Offering Notice

                                 Summary Terms
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The securities:                                        Payment at maturity:
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o No payments prior to maturity.                       o The amount investors receive at maturity will be
o The securities may not be redeemed prior to            based upon the change in value of the currency
  maturity.                                              portfolio over the term of the securities
o The securities are denominated in U.S. dollars.        multiplied by a participation rate expected to
o The minimum initial investment is US$50,000.           be between 130% and 160%.  If the value of the
o Senior unsecured debt securities of Merrill Lynch      currency portfolio decreases or does not
  & Co., Inc.                                            increase sufficiently, at maturity investors
o Linked to a portfolio of Australian, Canadian and      will receive less than the $10 principal amount
  New Zealand dollars valued relative to the U.S.        per security, which would result in a loss. In
  dollar.                                                no event, however, will investors receive less
o Expected settlement date: May   , 2003.                than 97% of the principal amount per security.
o Minimum repayment will not be less than 97% of         The value of the currency portfolio must
  the principal amount per security.                     increase by a percentage expected to be
                                                         between 1.88% and 2.31% in order for investors
                                                         to receive at least the principal amount of $10
                                                         per security.


The securities (the "Securities"), the subject of the attached offering document (the "Offering Document"), have not been approved for public sale in any jurisdiction outside of the United States. As such, the
Securities are made available to investors outside of the United States only in accordance with applicable private offering rules. The Offering Document may not be copied or otherwise made available to any other person by any recipient without the express written consent of the Company.

The discussion contained in the Offering Document relating to the tax implications of investing in the
Securities is not based upon, and does not reflect, the tax laws of any jurisdiction outside of the U.S.
Accordingly, investors should consult their local tax advisor before making an investment in the
Securities.

This Notice and the Offering Document have been issued by Merrill Lynch & Co., Inc. (the "Company") for information only. Prospective investors should not treat the contents of this Notice as advice relating to legal, taxation or investment matters and are advised to consult their own professional advisors concerning the purchase, holding or disposal of the Securities. Attention is drawn in particular to risk factors on pages S-6 to S-9 of the Offering Document. Subject to this Notice, the Offering Document has been approved for issue in the United Kingdom by Merrill Lynch International Bank Limited ("MLIB"), which is regulated by the Financial Services Authority, with registered office at Merrill Lynch Financial
Center, 2 King Edward Street, London EC1A 1HQ, United Kingdom. This Notice is issued in Hong Kong by
Merrill Lynch (Asia Pacific) Limited.



                                         PRIVATE OFFERING NOTICE
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Investors in the United Kingdom should be aware that Merrill Lynch, Pierce, Fenner & Smith Incorporated
("MLPF&S"), which is handling the sale of the Securities, has no place of business in the UK and is not regulated by the Financial Services Authority. Therefore, with respect to anything done by MLPF&S, the regulatory regime governing an investor's rights will be different than that of investors' rights in the
UK, and the UK rules for the protection of private investors and the UK Financial Compensation Scheme will not apply to any business MLPF&S conducts with or for UK investors.

Investors should also note the following:

       (a) The Securities are denominated in United States dollars. Investors that purchase securities with a currency other than U.S. dollars should note that changes in rates of exchange may have an adverse effect on the value, price or income of their investment.

       (b) The price and value of the Securities and the income from them can fluctuate and may fall against the investor's interest and an investor may get back less than he invested.

       (c) Investment in the Securities may not be suitable for all investors. Investors should seek advice from their investment advisor for information concerning the Company, the Securities and the suitability of purchasing the Securities in the context of their individual circumstances. Past performance is not necessarily a guide to future performance, and no projection, representation or warranty is made regarding future performance.

       (d) Save as disclosed herein and in the Offering Document, no commissions, discounts, brokerages or other special terms have been granted or are payable by the Company in connection with the issue or sale of any Securities.

       (e) MLPF&S or one of its affiliates may be the only market maker, if any, in the Securities.

       (f) Information relating to taxation is based on information currently available. The levels and bases of, and reliefs from, taxation in relevant jurisdictions can change. The value of any reliefs depends upon the circumstances of the investor. See additional comments about taxation above.


                                 The date of this Notice is May 12, 2003.

            This Notice supplements the Preliminary Prospectus Supplement, dated May 12, 2003, and the Prospectus, dated September 25, 2002.


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